MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES








                        CONSOLIDATED FINANCIAL STATEMENTS

                    AS OF JUNE 30, 2000 AND DECEMBER 31, 1999

                AND FOR THE PERIODS ENDED JUNE 30, 2000 AND 1999

                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES



                                    I N D E X
                                    ---------


                                                                           PAGE
                                                                           ----
Consolidated Balance Sheets -
  June 30, 2000 and December 31, 1999 (Unaudited)                             3

Consolidated Statements of Income -
  Three months and six months ended June 30, 2000
  and 1999 (Unaudited)                                                        4

Consolidated Statement of Changes in Shareholder's Equity -
  Six months ended June 30, 2000 (Unaudited)                                  5

Consolidated Statements of Cash Flows -
  Six months ended June 30, 2000 and 1999 (Unaudited)                         6

Notes to Consolidated Financial Statements (Unaudited)                      7-8

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (Dollars in thousands except per share amounts)


                                                                     JUNE 30, 2000        DECEMBER 31, 1999
                                                                     -------------        -----------------
                   ASSETS
Investments:
  Fixed-maturity securities held as available-for-sale
    at fair value (amortized cost $6,185,631 and $6,006,506)           $6,023,633            $5,783,979
  Short-term investments, at amortized cost
    (which approximates fair value)                                       292,623               273,816
  Other investments                                                        16,008                 8,425
                                                                      -----------           -----------
     TOTAL INVESTMENTS                                                  6,332,264             6,066,220
Cash and cash equivalents                                                  18,173                33,702
Securities purchased under agreements to resell                           265,000               205,000
Accrued investment income                                                 102,060                93,512
Deferred acquisition costs                                                257,657               251,922
Prepaid reinsurance premiums                                              435,983               403,210
Reinsurance recoverable on unpaid losses                                   27,250                30,819
Goodwill (less accumulated amortization of
  $59,345 and $56,906)                                                     83,635                86,075
Property and equipment, at cost (less accumulated
  depreciation of $35,792 and $31,104)                                    114,506               111,549
Receivable for investments sold                                            38,451                 2,882
Other assets                                                              183,208               161,082
                                                                      -----------           -----------
     TOTAL ASSETS                                                      $7,858,187            $7,445,973
                                                                      ===========           ===========

        LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Deferred premium revenue                                             $2,360,138            $2,310,758
  Loss and loss adjustment expense reserves                               443,694               467,279
  Securities sold under agreements to repurchase                          265,000               205,000
  Deferred income taxes                                                   126,754                79,895
  Deferred fee revenue                                                     28,853                28,478
  Payable for investments purchased                                        41,827                18,948
  Other liabilities                                                       117,477               107,988
                                                                      -----------           -----------
     TOTAL LIABILITIES                                                  3,383,743             3,218,346
                                                                      -----------           -----------

Shareholder's Equity:
  Common stock, par value $150 per share; authorized,
    issued and outstanding - 100,000 shares                                15,000                15,000
  Additional paid-in capital                                            1,525,440             1,514,014
  Retained earnings                                                     3,058,022             2,858,210
  Accumulated other comprehensive loss,
    net of deferred income tax benefit
    of $(56,294) and $(77,942)                                           (124,018)             (159,597)
                                                                      -----------           -----------
     TOTAL SHAREHOLDER'S EQUITY                                         4,474,444             4,227,627
                                                                      -----------           -----------
     TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                        $7,858,187            $7,445,973
                                                                      ===========           ===========

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (Dollars in thousands)


                                                         THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               JUNE 30                       JUNE 30
                                                      ------------------------      ------------------------
                                                        2000            1999           2000          1999
                                                      ---------      ---------      ---------      ---------
Revenues:
  Gross premiums written                               $189,295       $146,817       $338,132       $301,727
  Ceded premiums                                        (61,810)       (35,356)      (104,776)       (95,352)
                                                      ---------      ---------      ---------      ---------
    Net premiums written                                127,485        111,461        233,356        206,375
  (Increase) decrease in deferred premium revenue       (18,333)        (4,244)       (19,500)        12,953
                                                      ---------      ---------      ---------      ---------
    Premiums earned (net of ceded premiums of
     $33,624, $27,738, $72,003, and $58,187)            109,152        107,217        213,856        219,328
  Net investment income                                  98,858         88,530        193,446        176,537
  Net realized gains                                      5,143         10,005         11,718         17,764
  Advisory fees                                           5,015          4,050         11,546          9,015
  Other                                                    --                6           --                6
                                                      ---------      ---------      ---------      ---------
    Total revenues                                      218,168        209,808        430,566        422,650
                                                      ---------      ---------      ---------      ---------


Expenses:
  Losses and loss adjustment                             13,735         10,239         22,322        172,169
  Policy acquisition costs, net                           8,736          9,231         17,322         18,424
  Operating                                              20,271         18,787         39,033         36,885
                                                      ---------      ---------      ---------      ---------
    Total expenses                                       42,742         38,257         78,677        227,478
                                                      ---------      ---------      ---------      ---------

Income before income taxes                              175,426        171,551        351,889        195,172

Provision for income taxes                               40,201         33,968         91,077         35,180
                                                      ---------      ---------      ---------      ---------

Net income                                             $135,225       $137,583       $260,812       $159,992
                                                      =========      =========      =========      =========


               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                 (Dollars in thousands except per share amounts)

                                                                                                    Accumulated
                                           Common Stock              Additional                        Other            Total
                                    ---------------------------       Paid-in        Retained      Comprehensive    Shareholder's
                                       Shares          Amount         Capital        Earnings           Loss            Equity
                                    -----------     -----------     -----------     -----------    -------------     ------------
Balance, January 1, 2000                100,000         $15,000      $1,514,014      $2,858,210        $(159,597)      $4,227,627

Comprehensive income:
  Net income                                 --              --              --         260,812               --          260,812
  Other comprehensive income:
   Change in unrealized
    depreciation of investments
    net of change in deferred
    income taxes of $(21,648)                --              --              --              --           39,830           39,830
   Change in foreign
    currency translation                     --              --              --              --           (4,251)          (4,251)
                                                                                                                      -----------
    Other comprehensive income                                                                                             35,579
                                                                                                                      -----------
Comprehensive income                                                                                                      296,391
                                                                                                                      -----------
Dividends declared (per common
  share $610.00)                             --              --              --         (61,000)              --          (61,000)

Tax reduction related to tax
  sharing agreement
  with MBIA Inc.                             --              --          11,426              --               --           11,426
                                    -----------     -----------     -----------     -----------      -----------      -----------
Balance, June 30, 2000                  100,000         $15,000      $1,525,440      $3,058,022        $(124,018)      $4,474,444
                                    ===========     ===========     ===========     ===========      ===========      ===========

Disclosure of reclassification amount:
  Unrealized appreciation of
   investments arising
   during the period, net of taxes              $47,282
  Reclassification of adjustment,
   net of taxes                                  (7,452)
                                             ----------
  Net unrealized appreciation,
   net of taxes                                 $39,830
                                             ==========


               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                       CONSOLIDATED FINANCIAL STATEMENTS.
                                      - 5 -

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Dollars in thousands)

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30
                                                              ---------------------------------
                                                                  2000                 1999
                                                              -----------           -----------
Cash flows from operating activities:
  Net income                                                     $260,812              $159,992
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Increase in accrued investment income                          (8,548)                  (25)
    Increase in deferred acquisition costs                         (5,735)               (4,600)
    Increase in prepaid reinsurance premiums                      (32,773)              (37,165)
    Increase in deferred premium revenue                           52,273                24,212
    (Decrease) increase in loss and loss adjustment
       expense reserves, net                                      (20,016)              158,631
    Depreciation                                                    4,688                 3,229
    Amortization of goodwill                                        2,440                 2,438
    Amortization of bond discount, net                             (9,517)               (7,281)
    Net realized gains on sale of investments                     (11,718)              (17,764)
    Deferred income tax provision (benefit)                        25,237               (55,632)
    Other, net                                                     (7,956)             (104,944)
                                                              -----------           -----------
    Total adjustments to net income                               (11,625)              (38,901)
                                                              -----------           -----------
    Net cash provided by operating activities                     249,187               121,091
                                                              -----------           -----------

Cash flows from investing activities:
  Purchase of fixed-maturity securities, net
    of payable for investments purchased                       (1,247,988)           (1,109,536)
  Sale of fixed-maturity securities, net of
    receivable for investments sold                               926,972               754,752
  Redemption of fixed-maturity securities,
    net of receivable for investments redeemed                    133,480               161,559
 (Purchase) sale of short-term investments, net                    (1,852)              169,288
 (Purchase) sale of other investments, net                         (6,648)                8,553
  Capital expenditures, net of disposals                           (7,680)              (14,678)
                                                              -----------           -----------
    Net cash used by investing activities                        (203,716)              (30,062)
                                                              -----------           -----------

Cash flows from financing activities:
  Dividends paid                                                  (61,000)              (60,000)
                                                              -----------           -----------
    Net cash used by financing activities                         (61,000)              (60,000)
                                                              -----------           -----------

Net (decrease) increase in cash and cash equivalents              (15,529)               31,029
Cash and cash equivalents - beginning of period                    33,702                 6,546
                                                              -----------           -----------
Cash and cash equivalents - end of period                        $ 18,173              $ 37,575
                                                              ===========           ===========

Supplemental cash flow disclosures:
  Income taxes paid                                              $ 35,946              $ 87,978

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1. BASIS OF PRESENTATION
   ---------------------
The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the company's consolidated financial statements and notes thereto for the year ended December 31, 1999. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the company's financial position and results of operations. The results of operations for the six months ended June 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. The December 31, 1999 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

2. DIVIDENDS DECLARED
   ------------------
Dividends declared and paid by the company during the six months ended June 30, 2000 were $61.0 million.

3. RECENT ACCOUNTING PRONOUNCEMENTS
   --------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities." (SFAS 133) SFAS 133 is effective for all quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in the current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair value hedge transactions in which the company is hedging changes in an asset's, liability's, or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions in which the company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the period in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be

                  MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)



recognized in current-period earnings. The company is currently evaluating the impact that the adoption of SFAS 133 will have on its earnings and statement of financial position.

4. UNALLOCATED LOSS RESERVE METHODOLOGY UPDATE
   -------------------------------------------
The company completed an update of its unallocated loss reserving methodology in the first quarter of 1999. The update included an analysis of loss-reserve factors based on the latest available industry data. The company included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of the company's book of business. The study resulted in an increase in the company's quarterly loss provision and a one-time charge in the first quarter of 1999 of $153 million to incorporate the new factors on the existing insured portfolio.